Exhibit 99.1

EXHIBIT 99.1

February 19, 2008 Press Release

Fresh Harvest Products, Inc. Reports 2007 Fiscal Year End

Earnings Results

New York, NY February 19, 2008 /PRNewswire-FirstCall/ -- Fresh Harvest Products, Inc. (OTC BB: FRHV.OB) reported its financial results for the full year ended October 31st, 2007.   Revenues for the year ended October 31, 2007 were $296,005 as compared to $177,567 for the year ended 2006, an increase of $118,438.  The operating loss for the full year was ($1,065,765) versus an operating loss of ($1,028,802) for the same period in 2006.

“Our increased revenues can be attributed to management expanding market penetration and growing sales throughout different channels,” states Michael J. Friedman, Chief Executive Officer, “while losses were due to expenses incurred in investing in our operation in preparation for the growth we expect to achieve in 2008.”

“We believe that in 2007 we built the foundation for the future by purchasing assets, expanding promotion and marketing activities, and increasing personnel. Management intends to continue to increase revenues and earnings, and ultimately, increase shareholder value.  Management intends on working with our Creditors on restructuring the balance sheet and substantially decreasing our debt to allow us to raise capital to further grow and expand.”   The Company continues to expand its distribution network throughout the United States.

About Fresh Harvest Products, Inc.

Fresh Harvest Products, Inc. sells, markets and distributes natural and organic food products and beverages.  Under the Wings of Nature™ brand name, Fresh Harvest offers a line of organic snack products, which primarily include health bars, coffee bars, tortilla chips and salsa.   In addition, Fresh Harvest provides a grocery product line which includes several varieties of whole bean and ground coffees, olive oil and beverages.   The Company sells its products to natural food distributors and stores, specialty supermarkets and mass market retailers.  Fresh Harvest Products, Inc. was founded in 2003 and is headquartered in New York City.  Additional information is available at www.freshharvestproducts.com.

Safe Harbor Statement

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.

When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Fresh Harvest Products, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's periodic reports and other filings made with the U.S. Securities and Exchange Commission, including its Annual Report for the year ending October 31, 2006 filed on Form 10KSB. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or for any other reason.